Exhibit 99.1

News Release

For Further Information

Media Relations:	Nick Iammartino, 816-854-4556, nick.iammartino@hrblock.com
Investor Relations:	Scott Dudley, 816-854-4505, scott.dudley@hrblock.com

H&R BLOCK REPORTS PRELIMINARY FISCAL 2008 SECOND QUARTER RESULTS

Net Loss of $502 Million Driven by Discontinued Mortgage Operations

Actions Taken to Significantly Reduce Future Mortgage Exposure

Increased Revenues Reported by Each Continuing Business Segment

FOR IMMEDIATE RELEASE Dec. 11, 2007

KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today reported a net loss of $502.3 million, or $1.55 per basic and diluted share, for the fiscal 2008 second quarter compared with a loss of $156.5 million, or 49 cents per share, in the year-ago period.

Nearly all of the wider loss reflected results in the company’s discontinued subprime mortgage business. The net loss from discontinued operations was $366.2 million, or $1.13 per share, for the fiscal 2008 second quarter, versus a loss of $35.5 million, or 11 cents per share, in last year’s period.

Continuing operations posted a net loss of $136.1 million, or 42 cents per share, for the fiscal 2008 second quarter, versus a loss of $121.0 million, or 38 cents per share, in the year-ago quarter. The company normally reports an operating loss for its fiscal first and second quarters due to seasonality in Tax Services and Business Services.

Revenues from continuing operations for the fiscal 2008 second quarter ended Oct. 31 rose 10 percent to $434.8 million from $396.1 million in the prior-year period, reflecting increased revenues in all three of the company’s ongoing business segments. Higher revenues were more than offset by higher operating costs.

On Dec. 4, H&R Block announced it had agreed to terminate the purchase agreement entered into in April 2007 under which an affiliate of Cerberus Capital Management, L.P. would have acquired Option One Mortgage Corporation (OOMC), a

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H&R Block Reports Preliminary Fiscal 2008 Second Quarter Results/page 2 wholly owned subsidiary of H&R Block. The company also said then that it will close all origination activities of OOMC and pursue the sale of the loan servicing business.

The 2008 second quarter pretax loss from discontinued operations was $551.2 million. The loss includes:

•	$252 million net loss on sale of $3.0 billion in whole mortgage loans by the company or related mortgage trusts.
•	$123 million impairment charge to adjust the remaining mortgage origination and servicing assets to their estimated fair value, less costs to sell.
•	$62 million of impairment charges relating to residual interests on mortgage securities which at quarter end have a carrying value of $38 million.
•

$61 million in costs related to the restructuring of OOMC’s loan origination activities and a write down of fixed assets. An additional restructuring charge of $47 million is expected to be primarily incurred in the fiscal 2008 third quarter.

•	$53 million in other operating losses during the quarter.

The company worked aggressively to reduce OOMC’s mortgage exposure. After beginning the quarter with $2.3 billion of total loans on- and off-balance sheet and originating $721 million in loans during the second quarter (including more than $594 million in August 2007), the company sold or wrote down loans to a remaining total of $113 million, net of reserves, at Oct. 31. Reserves for potential losses on repurchases of loans previously sold totaled $86 million at Oct. 31.

Richard C. Breeden, chairman of H&R Block, said, “We continue to move resolutely to end our participation in the subprime mortgage business. We have completed $3 billion of whole loan sales since Aug. 1 of this year. While we incurred a painful loss in exiting these positions, we determined to take our lumps and move forward.”

For the six months ended Oct. 31, 2007, H&R Block reported a net loss of $804.9 million, or $2.48 per share, compared with a loss of $287.8 million, or 89 cents per share, for the same period of fiscal 2007. Six-month revenues were $816.0 million in fiscal 2008 versus $738.9 million in the prior year. Discontinued operations in the first half of fiscal 2008 recorded a loss of $558.9 million, or $1.72 per share, compared with a loss of $49.0 million, or 15 cents per share.

Fiscal 2008 Outlook

“For more than 50 years H&R Block has helped prepare and file nearly 500 million tax returns. We have earned a position of trust with millions of Americans, and we are excited to return to our roots with renewed focus on maximizing our considerable strengths in the tax business,” said Breeden.

The company reaffirmed its earnings guidance for fiscal 2008 of $1.30 to $1.45 per share from continuing operations. However, given that the company expects to incur incremental borrowing costs, it believes earnings will be toward the lower end of the guidance range.

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H&R Block Reports Preliminary Fiscal 2008 Second Quarter Results/page 3

No adjustment to this estimate has been made for the uncertain impact of Congressional action on the alternative minimum tax (AMT). Under most scenarios, the company does not expect a significant impact on overall returns and earnings, although the AMT action could affect the timing of those returns.

“H&R Block is well-positioned in each of its ongoing businesses as we move into the key second half of our fiscal year,” said Alan M. Bennett, interim chief executive officer. “Tax Services is geared up for a solid tax season, and we expect increased profits from both our Consumer Financial Services and Business Services segments.”

Though the company has substantially reduced mortgage loans held for sale and ceased originations, results for the discontinued mortgage operations will be affected by the additional restructuring expense noted above and potentially by the impact of industry uncertainties on remaining operations. These remaining loan-servicing activities, assuming that increases in servicing advances are financed, are expected to be cash flow positive.

Bennett added, “We are now undertaking a review of all expenses at H&R Block to realign our cost structure with what will be a smaller company post Option One, and to ensure that all of our businesses are positioned in the marketplace with competitive costs and the ability to earn a fair return on investment. We also need to instill improved cost discipline and a healthy cost culture, which are characteristics of high-performance companies.”

Tax Services

Second quarter fiscal 2008 revenues of $90.8 million were up 11 percent from $82.0 million in the prior-year period, primarily due to strong growth in international operations in Australia, where revenues increased 23 percent.

The segment reported a pretax loss of $199.1 million in the fiscal 2008 quarter compared with a $166.9 million loss in the second quarter of fiscal 2007. The higher loss resulted from an incremental $12 million write-off of refund anticipation loan receivables and related collection expenses and $7 million in off-season losses from the company’s recently acquired commercial markets businesses, as well as normal increases in other operating expenses. The additional write-off of refund anticipation loan receivables reflects increased withholding of refunds by the Internal Revenue Service due to the recent introduction of its newly enhanced individual taxpayer fraud detection system.

During the quarter, H&R Block worked to strengthen its position as the leading retail tax preparer. The company finalized plans for enhancing programs to market the expertise and knowledge of H&R Block tax professionals, introducing further improvements to Block’s industry leading, consumer friendly products and addressing other targeted growth initiatives.

The company also continued to invest in growing its share of the digital tax market. Building on the success of last year, H&R Block is making additional improvements in the user experience and optimizing marketing for its rapidly growing

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H&R Block Reports Preliminary Fiscal 2008 Second Quarter Results/page 4 online business. In addition, it is expanding marketing and distribution of its unique TaxCut software bundles for the upcoming tax season.

For the first six months of fiscal 2008, Tax Services revenues of $160.7 million were up 9 percent from $147.6 million last year. The pretax loss of $371.4 million compares with a loss of $319.9 million in the year-ago period.

Business Services

Business Services revenues rose 5 percent to $239.0 million in the 2008 second quarter from $228.7 million a year earlier. The RSM McGladrey business benefited from ongoing programs to increase brand awareness and its ability to respond to the needs of the midsized-company marketplace for tax, accounting and business consulting services.

The segment achieved pretax income in the fiscal 2008 quarter of $11.8 million, up from $1.0 million in the 2007 period, reflecting efficiencies gained through the integration of businesses acquired during fiscal 2006. Going forward, RSM McGladrey is expected to continue its earnings growth in fiscal 2008 due to growth in its core business and a focus on improving pretax margins through cost reduction and other measures.

Six-month segment revenues were $431.9 million, up 2 percent from $424.2 million in last year’s period. Pretax income for the first six months of fiscal 2008 was $9.9 million, compared with a loss of $5.9 million in the prior-year period.

Consumer Financial Services

Consumer Financial Services, which comprises H&R Block Financial Advisors (HRBFA) and H&R Block Bank, increased its fiscal 2008 second quarter revenues by 24 percent to $101.3 million from $81.5 million in the prior-year period. The pretax loss for the segment of $9.1 million in the 2008 quarter was up from a loss of $2.3 million last year.

Revenues for HRBFA rose to $78.2 million in the fiscal 2008 second quarter from $70.2 million in the year-ago period. A 19 percent gain in advisor productivity, increased advisor recruitment and retention, and growth of annuitized revenues all contributed. HRBFA reported a pretax loss of $4.7 million in the 2008 quarter, unchanged from the year-ago period. Both periods include $9.2 million for amortization of intangibles, an expense that will be completed following a $3.1 million charge in the fiscal 2008 third quarter. Assets under administration at HRBFA advanced 6 percent to $34.4 billion.

H&R Block Bank had revenues in the fiscal 2008 second quarter of $23.1 million versus $11.3 million in the 2007 quarter, and a pretax loss of $4.4 million in the 2008 quarter compared with a pretax profit of $2.4 million a year ago. The lower pretax results reflect a $9.5 million increase in loan loss reserves in line with estimated loss assumptions for the Bank’s mortgage loans. These loans are defined as “prime” by Office of Thrift Supervision guidelines.

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H&R Block Reports Preliminary Fiscal 2008 Second Quarter Results/page 5

For the first six months of fiscal 2008, segment revenues rose 34 percent to $215.6 million compared with $160.4 million in the year-ago period, and the pretax loss was nearly cut in half to $2.9 million from $5.4 million.

Delay in Filing of Form 10-Q and Postponement of Earnings Call

As separately announced, the company today filed a Form 12b-25 report with the Securities and Exchange Commission (SEC) setting forth its inability to file its Form 10-Q for the quarter ended Oct. 31, 2007 within the initial 40 day required period. In its Form 12b-25 filing, the company reported that Deloitte & Touche LLP (D&T) was engaged as its independent registered public accounting firm on Oct. 15, 2007. In light of the engagement of D&T at such a late stage during the fiscal quarter ending Oct. 31, 2007, and the time required for D&T to complete its transition work, D&T and the company have not been able to complete this work prior to the initial filing deadline.

The company further announced that D&T has not completed its review of the timing of recognition of mortgage loan sales by Option One Mortgage Corporation to loan warehouse trusts. These sales occurred principally in prior years and in the first quarter of the current fiscal year and relate entirely to the company’s discontinued mortgage operations. The company does not believe that this matter will have a material impact on reported earnings for the quarter ended Oct. 31, 2007, or on its ending balance sheet as of such date.

The company expects that it will be able to file its Form 10-Q no later than Dec. 14, 2007, although its ability to do so depends on D&T completing its review prior to such time. The company has postponed its analyst call previously scheduled for Dec. 11 at 8 a.m. EST until a time to be announced following filing its Form 10-Q.

Forward Looking Statements

This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon the current expectations of the company and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the termination of the origination activities of Option One Mortgage Corporation; any disposition of the servicing business of Option One Mortgage Corporation, in whole or in part; uncertainties in the subprime mortgage industry and its impact on any operations of Option One Mortgage Corporation that continue to be operated by H&R Block; the liquidity demands associated with funding servicing advances to loan pools serviced by the company; potential litigation and other contingent liabilities arising from Option One Mortgage Corporation's historical and ongoing operations; uncertainties pertaining to the commercial debt market; competitive factors; regulatory capital requirements; the company’s effective income tax rate; litigation; uncertainties associated with engaging a new auditor; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the company’s 2007 annual report on Form 10-K and in other filings by the company with the Securities and Exchange Commission.

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H&R Block Reports Preliminary Fiscal 2008 Second Quarter Results/page 6

About H&R Block

H&R Block Inc. (NYSE: HRB) is a leading provider of tax, financial, and accounting and business consulting services and products.  H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955.  The company and its subsidiaries reported revenues of $4.0 billion and net income from continuing operations of $374.3 million in fiscal year 2007.  The company has continuing operations in three principal business segments: Tax Services (income tax return preparation and related services and products via in-office, online and software solutions); Business Services (accounting, tax and business consulting services primarily for midsized companies); and Consumer Financial Services (brokerage services, investment planning and related financial advice along with full-service consumer banking). Headquartered in Kansas City, Mo., H&R Block markets its continuing services and products under two leading brands – H&R Block and RSM McGladrey.  For more information visit our Online Press Center at www.hrblock.com.

Tables follow

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KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three months ended October 31,
	Revenues		Income (loss)
	2007	2006	2007	2006

Tax Services	$90,804	$81,984	($199,149)	($166,893)
Business Services	239,048	228,714	11,781	1,024
Consumer Financial Services	101,254	81,548	(9,081)	(2,318)
Corporate and Eliminations	3,718	3,837	(27,287)	(30,432)
	$434,824	$396,083	(223,736)	(198,619)
Income tax benefit			(87,631)	(77,622)
Net loss from continuing operations			(136,105)	(120,997)
Loss from discontinued operations, net of tax			(366,166)	(35,463)
Net loss			($502,271)	($156,460)

Basic and diluted loss per share:
Net loss from continuing operations			($0.42)	($0.38)
Net loss from discontinued operations			(1.13)	(0.11)
Net loss			($1.55)	($0.49)

Basic and diluted shares outstanding			324,694	321,742

	Six months ended October 31,
	Revenues		Income (loss)
	2007	2006	2007	2006

Tax Services	$160,667	$147,642	($371,438)	($319,947)
Business Services	431,871	424,171	9,875	(5,943)
Consumer Financial Services	215,626	160,377	(2,875)	(5,387)
Corporate and Eliminations	7,869	6,663	(42,878)	(61,316)
	$816,033	$738,853	(407,316)	(392,593)
Income tax benefit			(161,388)	(153,757)
Net loss from continuing operations			(245,928)	(238,836)
Loss from discontinued operations, net of tax			(558,923)	(49,001)
Net loss			($804,851)	($287,837)

Basic and diluted loss per share:
Net loss from continuing operations			($0.76)	($0.74)
Net loss from discontinued operations			(1.72)	(0.15)
Net loss			($2.48)	($0.89)

Basic and diluted shares outstanding			324,279	322,706

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited, amounts in thousands, except share data

	October 31,	April 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$386,915	$921,838
Cash and cash equivalents - restricted	237,176	332,646
Receivables from customers, brokers, dealers and clearing
organizations, net	414,557	410,522
Receivables, net	486,802	556,255
Prepaid expenses and other current assets	219,562	208,564
Assets of discontinued operations, held for sale	2,236,021	1,746,959
Total current assets	3,981,033	4,176,784

Mortgage loans held for investment, net	1,082,301	1,358,222
Property and equipment, net	383,930	379,066
Intangible assets, net	161,199	181,413
Goodwill, net	1,007,695	993,919
Other assets	490,613	454,646
Total assets	$7,106,771	$7,544,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Commercial paper and other short-term borrowings	$500,000	$1,567,082
Customer banking deposits	886,533	1,129,263
Accounts payable to customers, brokers and dealers	568,122	633,189
Accounts payable, accrued expenses and other	400,738	519,372
Accrued salaries, wages and payroll taxes	123,424	307,854
Accrued income taxes	22,647	439,472
Current portion of long-term debt	11,480	9,304
Liabilities of discontinued operations, held for sale	1,363,207	615,373
Total current liabilities	3,876,151	5,220,909

Long-term debt	2,144,012	519,807
Other noncurrent liabilities	542,328	388,835
Total liabilities	6,562,491	6,129,551

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,359	4,359
Additional paid-in capital	678,407	676,766
Accumulated other comprehensive income (loss)	1,131	(1,320)
Retained earnings	1,981,378	2,886,440
Less cost of 111,009,460 and 112,671,610 shares of
common stock in treasury	(2,120,995)	(2,151,746)
Total stockholders’ equity	544,280	1,414,499
Total liabilities and stockholders’ equity	$7,106,771	$7,544,050

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited, amounts in thousands, except per share data

	Three months ended October 31,		Six months ended October 31,
	2007	2006	2007	2006
Revenues:
Service revenues	$373,817	$347,942	$695,480	$650,738
Other revenues:
Interest income	39,599	29,975	81,437	55,685
Product and other revenues	21,408	18,166	39,116	32,430
	434,824	396,083	816,033	738,853

Operating expenses:
Cost of services	428,733	399,254	812,133	762,779
Cost of other revenues	58,806	25,573	102,335	43,780
Selling, general and administrative	180,876	162,972	326,700	312,043
	668,415	587,799	1,241,168	1,118,602

Operating loss	(233,591)	(191,716)	(425,135)	(379,749)
Interest expense	(652)	(12,091)	(1,247)	(24,226)
Other income, net	10,507	5,188	19,066	11,382

Loss from continuing operations before tax benefit	(223,736)	(198,619)	(407,316)	(392,593)
Income tax benefit	(87,631)	(77,622)	(161,388)	(153,757)

Net loss from continuing operations	(136,105)	(120,997)	(245,928)	(238,836)
Loss from discontinued operations, net of tax	(366,166)	(35,463)	(558,923)	(49,001)

Net loss	($502,271)	($156,460)	($804,851)	($287,837)

Basic and diluted loss per share:
Net loss from continuing operations	($0.42)	($0.38)	($0.76)	($0.74)
Net loss from discontinued operations	(1.13)	(0.11)	(1.72)	(0.15)
Net loss	($1.55)	($0.49)	($2.48)	($0.89)

Basic and diluted shares outstanding	324,694	321,742	324,279	322,706

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Six months ended October 31,
	2007	2006
Cash flows from operating activities:
Net loss	($804,851)	($287,837)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	75,246	71,964
Stock-based compensation expense	17,550	17,262
Changes in assets and liabilities of discontinued operations	243,306	(189,494)
Other, net of business acquisitions	(473,376)	(783,866)
Net cash used in operating activities	(942,125)	(1,171,971)

Cash flows from investing activities:
Mortgage loans originated or purchased for investment, net	76,889	(278,003)
Purchases of property and equipment, net	(48,480)	(80,440)
Payments made for business acquisitions, net of cash acquired	(21,037)	(12,670)
Net cash provided by (used in) investing activities of discontinued operations	9,596	(8,864)
Other, net	5,763	(29,274)
Net cash provided by (used in) investing activities	22,731	(409,251)

Cash flows from financing activities:
Repayments of commercial paper	(5,125,279)	(2,295,573)
Proceeds from issuance of commercial paper	4,133,197	3,336,002
Repayments of line of credit borrowings	(1,005,000)	—
Proceeds from line of credit borrowings	2,555,000	—
Customer deposits, net	(243,030)	595,769
Dividends paid	(90,495)	(84,225)
Purchase of treasury shares	—	(180,897)
Proceeds from exercise of stock options	13,434	10,640
Net cash provided by (used in) financing activities of discontinued operations	200,812	(100)
Other, net	(54,168)	(71,520)
Net cash provided by financing activities	384,471	1,310,096

Net decrease in cash and cash equivalents	(534,923)	(271,126)
Cash and cash equivalents at beginning of the period	921,838	673,827
Cash and cash equivalents at end of the period	$386,915	$402,701

Supplementary cash flow data:
Income taxes paid (net of income tax refunds received)	($52,360)	$313,016
Interest paid on borrowings	73,998	39,683
Interest paid on deposits	28,039	9,892